UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.                 )

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Choice Hotels International, Inc.
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Included herewith is a copy of the Choice Hotels International, Inc. (the “Company”) Executive Incentive Compensation Plan (the “Plan”), which Plan is described in “Proposal 3 – Approval of Material Terms for Incentive Compensation under the Company’s Executive Incentive Compensation Plan” in the Company’s definitive proxy statement filed on March 26, 2018. Shareholders may request a copy of the Plan without charge by calling the Company at (301) 592-5026.

Appendix C

CHOICE HOTELS INTERNATIONAL, INC.

EXECUTIVE INCENTIVE COMPENSATION PLAN

Effective as of January 1, 2013

1.	Establishment, Objectives, Duration.

Choice Hotels International, Inc., a Delaware corporation (hereinafter referred to as the “Company”) hereby establishes a short-term incentive compensation plan to be known as the “Choice Hotels International, Inc. Executive Incentive Compensation Plan” (hereinafter referred to as the “Plan”).

The purpose of the Plan is to enhance the Company’s ability to attract and retain highly qualified executives and to provide such executives with additional financial incentives to promote the success of the Company and its Subsidiaries. Awards payable under the Plan are intended to constitute “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder, and the Plan shall be construed consistently with such intention.

The Plan is effective as of January 1, 2013, subject to the approval of the Plan by the stockholders of the Company at the 2013 Annual Meeting. The Plan will remain in effect until such time as it shall be terminated by the Board or the Committee, pursuant to Section 10 herein.

2.	Definitions.

The following terms, when capitalized, shall have the meanings set forth below:

(a)	“Award” means a bonus paid in cash.

(b)	“Board” means the Board of Directors of the Company.

(c)	“Code” means the Internal Revenue Code of 1986, as amended.

(d)	“Committee” means the Committee, as specified in Section 3(a), appointed by the Board to administer the Plan.

(e)	“Company” means Choice Hotels International, Inc. and its Subsidiaries.

(f)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(g)	“Participant” means the Company’s Chief Executive Officer and each other executive officer of the Company that the Committee determines, in its discretion, is or may be a “covered employee” of the Company within the meaning of Section 162(m) of the Code and regulations promulgated thereunder who is selected by the Committee to participate in the Plan.

(h)	“Performance Period” means the fiscal year of the Company, or such shorter or longer period as determined by the Committee; provided, however, that a Performance Period shall in no event be less than six (6) months or more than three (3) years.

(i)	“Plan” means the Choice Hotels International, Inc. Executive Incentive Compensation Plan.

(j)	“Subsidiary” means any corporation in which the Company owns, directly or indirectly, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the Company owns, directly or indirectly, at least fifty percent (50%) of the combined equity thereof.

3.	Administration of the Plan.

(a) The Committee. The Plan shall be administered by the Compensation and Management Development Committee of the Board or such other committee (the “Committee”) as the Board shall select, consisting of two or more members of the Board, each of whom is intended to be a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) of the Exchange Act, an “outside director” under regulations promulgated under Section 162(m) of the Code, and an “independent director” under New York

Stock Exchange Listing standards. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board.

(b) Authority of the Committee. Subject to applicable laws and the provisions of the Plan (including any other powers given to the Committee hereunder), and except as otherwise provided by the Board, the Committee shall have full and final authority in its discretion to establish rules and take all actions, including, without limitation, interpreting the terms of the Plan and any related rules or regulations or other documents enacted hereunder and deciding all questions of fact arising in their application, determined by the Committee to be necessary in the administration of the Plan.

(c) Effect of Committee’s Decision. All decisions, determinations and interpretations of the Committee shall be final, binding and conclusive on all persons, including the Company, its Subsidiaries, its stockholders, the Participants, and their estates and beneficiaries.

4.	Eligibility.

Eligibility under this Plan is limited to Participants designated by the Committee, in its sole and absolute discretion.

5.	Form of Payment of Awards.

Payment of Awards under the Plan shall be made in cash, subject to the limitations set forth in Sections 6 and 7 herein.

6.	Awards.

(a) Selection of Participants and Designation of Performance Period and Terms of Award. Within 90 days after the beginning of each Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period applicable to an Award, the Committee shall, in writing, (i) select the Participants to whom Awards shall be granted, (ii) designate the applicable Performance Period, (iii) designate the performance goals for the applicable Period, and (iv) specify terms and conditions for the determination and payment of the Award for each Participant for such Performance Period, including, without limitation, the extent to which the Participant shall have the right to receive an Award following termination of the Participant’s employment. Subject to subsection (b) hereof, such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Awards, and may reflect distinctions based on the reasons for termination of employment.

(b) Performance Goals. Payment of an Award shall be contingent upon the attainment of one or more performance goals (which may be stated as alternative goals) established in writing by the Committee pursuant to subsection (a) hereof. In setting the terms and conditions of an Award, the Committee shall include performance goals based on one or more of the following business criteria, which may be described in terms of corporate-wide objectives, objectives of a Subsidiary, business unit, market, department or function within the Company or objectives that are related to the performance of the individual:

i.	Operating income;
ii.	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);
iii.	Earnings;
iv.	Cash flow;
v.	Market share;
vi.	Sales or revenue;
vii.	Expenses;
viii.	Profit/loss or profit margin;
ix.	Working capital;
x.	Return on equity or capital;
xi.	Earnings per share;
xii.	Stock price;
xiii.	Total Shareholder Return;
xiv.	Price/earnings ratio;
xv.	Debt or debt-to-equity;
xvi.	Balance sheet measurements;
xvii.	Cash or assets;
xviii.	Liquidity;
xix.	Economic value added (“EVA”);
xx.	Operations;
xxi.	Mergers and acquisitions or divestitures;
xxii.	Franchisee operations;
xxiii.	Average daily room rates;
xxiv.	Room occupancy rates;
xxv.	Room turnover;
xxvi.	Customer satisfaction;
xxvii.	Revenue and/or royalties per available room;

xxviii.	Executed franchise contracts;
xxix.	Total contract value;
xxx.	Royalty fees;
xxxi.	Effective royalty rate;
xxxii.	Franchisee retention rates;
xxxiii.	Relicensing/Renewal contracts;
xxxiv.	Executed contract opening success;
xxxv.	Liquidated damage collections;
xxxvi.	Procurement services revenue;
xxxvii.	Property management system installations; and/or
xxxviii.	Number of franchises.

Performance goals may be measured on an absolute or relative basis, including with respect to a group of peer companies or by a financial market index.

The Committee may specifically provide in an Award pursuant to Section 6(a), in a form that meets the requirements of Section 162(m) of the Code, that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claims, judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) any reorganization or restructuring events or programs; (e) extraordinary, non-core, non-operating or non-recurring items, including, without limitation, extraordinary or special dividends; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.

(c) Maximum Award. The maximum Award that may be paid to any Participant under the Plan shall not exceed three million dollars ($3,000,000) for each twelve (12)-month period in the Performance Period.

(d) Committee Discretion. The Committee may condition payment of an Award upon the satisfaction of such objective or subjective standards as the Committee shall determine to be appropriate, in its sole and absolute discretion, and shall retain the discretion to reduce the amount of any Award that would otherwise be payable to a Participant, including a reduction in such amount to zero.

(e) Clawback. Any Award granted pursuant to this Plan shall be subject to mandatory repayment by the Participant to the Company to the extent the Participant is, or in the future becomes, subject to any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or otherwise

7.	Committee Certification and Payment of Awards.

As soon as reasonably practicable following the end of each Performance Period, the Committee shall determine the amount of the Award to be paid to each Participant for such Performance Period and shall certify such determination in writing. Awards shall be paid to the Participants following such certification by the Committee no later than March 15 of the year following the close of the Performance Period with respect to which the Awards are made, unless all or a portion of a Participant’s Award is deferred pursuant to the Participant’s timely and validly made election made in accordance with such terms as the Company, the Board, or a committee thereof may determine. A timely election is one that satisfies the requirements of Section 409A (as defined in Section 13(g) below) and typically for performance-based compensation must be made at least six months before the end of the Performance Period, provided that the Participant performs services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date an election is made and provided further that in no event may a deferral be made after such compensation has become readily ascertainable as set forth in Section 409A (as defined in Section 13(g) below).

8.	Termination of Employment.

Except as may be determined by the Committee at the time of termination of employment or specifically provided in an Award pursuant to Section 6(a) or in any written agreement executed between the Participant and the Company, including employment or change in control agreements, a Participant shall have no right to an Award under the Plan for any Performance Period in which the Participant is not actively employed by the Company or a Subsidiary on the last day of the Performance Period to which such Award relates and, in no event, shall a Participant have the right to a payment greater than the Award that would have been earned based on actual performance at the end of the Performance Period in the event of a termination of employment for any reason other than death, disability or change in control. In establishing Awards under Section 6(a), the Committee may also provide that in the event a Participant is not employed by the Company or a Subsidiary on the date on which the Award is paid, the Participant may forfeit his or her right to the Award paid under the Plan.

9.	Taxes.

The Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company (or a Subsidiary), an amount (in cash) sufficient to satisfy any applicable tax withholding requirements applicable to an Award. Whenever payments under the Plan are to be, such payments shall be net of an amount sufficient to satisfy any applicable tax withholding requirements.

10.	Amendment or Termination of the Plan.

The Board or the Committee may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment that requires stockholder approval in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m) and regulations promulgated thereunder shall be made without such stockholder approval. If changes are made to Code Section 162(m) or regulations promulgated thereunder to permit greater flexibility with respect to any Award or Awards available under the Plan, the Committee may, subject to this Section 10, make any adjustments to the Plan and/or Awards it deems appropriate. Re-approval by stockholders of the Plan or portions of the Plan shall be sought to the extent necessary to maintain compliance with Code Section 162(m).

11.	No Rights to Employment.

The Plan shall not confer upon any Participant any right with respect to continuation of employment with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate his or her employment at any time, with or without cause.

12.	No Assignment.

Except as otherwise required by applicable law, any interest, benefit, payment, claim, or right of any Participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered, or hypothecated by any Participant and shall not be subject in any manner to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of an Award shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant’s death.

13.	Legal Construction.

(a) Gender, Number, and References. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural. Any reference in the Plan to a Section of the Plan either in the Plan or to an act or code or to any section thereof or rule or regulation thereunder shall be deemed to refer to such Section of the Plan, act, code, section, rule, or regulation, as may be amended from time to time, or to any successor Section of the Plan, act, code, section, rule, or regulation.

(b) Severability. If any one or more of the provisions contained in this Plan, or any application thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby. This Plan shall be construed and enforced as if such invalid, illegal, or unenforceable provision has never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the invalid, illegal, or unenforceable provision or by its severance herefrom. In lieu of such invalid, illegal, or unenforceable provisions, there shall be added automatically as a part hereof a provision as similar in terms and economic effect to such invalid, illegal, or unenforceable provision as may be possible and be valid, legal, and enforceable.

(c) Requirements of Law. The granting of Awards and the issuance of cash or Shares under the Plan shall be subject to all applicable laws and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) Unfunded Plan. Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

(e) Governing Law. To the extent not preempted by federal law, the Plan shall be construed in accordance with and governed by the laws of the State of Maryland, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.

(f) Non-Exclusive Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(g) Code Section 409A Compliance. To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Specifically, it is intended that the Plan and any Award granted hereunder comply with the short term deferral exception of Section 409A of the Code. Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.